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                                                                   Exhibit 10.80


                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made as of March 4, 2002, by and between Williams-Sonoma, Inc., a California corporation, having its principal place of business at 3250 Van Ness Ave., San Francisco, California 94109 (the "Company"), and Patrick Cowell (the "Executive").

                              W I T N E S S E T H:

         WHEREAS, the Company proposes to employ the Executive as President -- Williams-Sonoma Brand; and

         WHEREAS, the Company and the Executive desire to set forth certain terms and conditions of such employment.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the Company and the Executive agree as follows:

1.       Employment.

                  The Company hereby agrees to employ the Executive as President -- Williams-Sonoma Brand, and the Executive hereby agrees to accept such employment with the Company. Except as set forth in this Agreement, such employment shall be on an "at will" basis. The term of this Agreement (the "Employment Period") shall be for an initial period of three years commencing on March 4, 2002 (the "Commencement Date"), and ending on March 3, 2005 with additional terms thereafter of one year, until the Executive terminates his employment or his employment is terminated by the Company.

                  Duties.

                  (a) The Executive shall serve during the Employment Period as President -- Williams-Sonoma Brand, reporting to the Chief Executive Officer. The Executive agrees that in such position he shall perform such duties and functions as are commensurate with his status as President -- Williams-Sonoma Brand as may from time to time be determined or directed by the Chief Executive Officer. The Executive shall devote substantially all of his working time, attention, skill, and efforts to the performance of his duties hereunder. It is understood and

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agreed that nothing herein shall prevent the Executive from managing his passive personal investments (subject to applicable Company policies on permissible investments), and (subject to applicable Company policies) participating in charitable and civic endeavors, so long as such activities do not interfere in more than a de minimus manner with the Executive's performance of his duties hereunder. The services to be performed by the Executive pursuant to the terms of this Agreement shall be rendered principally at the Company's principal offices; provided, however, that the Executive agrees to travel for reasonable periods of time for business purposes whenever such travel is necessary or appropriate to the performance of his duties hereunder.

                  (b) The Executive shall also serve, if requested to do so, as an officer and director of subsidiaries and affiliates of the Company without additional compensation.

         2. Compensation and Benefits. As full compensation for his services hereunder during the Employment Period, and subject to all the provisions hereof:

                  (a) The Company shall pay the Executive, in accordance with its normal payroll practices and subject to required withholding, a salary calculated at such rate per annum as may be fixed by the Compensation Committee of the Company's Board of Directors from time to time, but in no event at a rate of less than $500,000 per annum ("Base Salary").

                  (b) The Executive shall be eligible to participate in all bonus, incentive and equity plans that are maintained by the Company from time to time for its senior executive employees in accordance with the terms of such plans at the time of participation. The amount of any bonus payable under any such plan will be 50% of the Executive's Base Salary at "target," as determined by the Compensation Committee of the Company's Board of Directors based upon the Executive's achievement of pre-agreed upon objectives. For the Company's 2002 fiscal year, such bonus will be prorated to reflect the percentage of time worked during such fiscal year, and, provided that the Executive has been employed by the Company continuously through the date of payment, will be payable in April, 2003. During the Employment Period, the Executive shall be eligible to participate in all pension, welfare and fringe benefit plans, as well as perquisites, maintained by the Company from time to time for its senior executive employees in accordance with their respective terms as in effect from time to time. In addition, during the Executive's active employment, the Company shall provide the


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Executive with life insurance, with its group term life insurance plan or otherwise, on the life of the Executive for the benefit of his designated beneficiaries in the amount of $750,000 (increased to $1,000,000 upon evidence of insurability).

                  (c) The Executive shall be entitled to three weeks vacation for each fiscal year during the Employment Period to be taken at such time as mutually convenient to the Executive and the Company. Unused vacation shall be carried forward according to the Company's policy. In addition, the Executive shall be entitled to ten days paid holidays a year, including six holidays and four floating holidays.

                  (d) On March 4, 2002, Executive shall be granted a stock option for an aggregate of 200,000 shares of the Company's common stock at a price per share equal to the closing price of the Company's Common Stock on the New York Stock Exchange on March 1, 2002, exercisable in five equal cumulative installments, with 1/5th being exercisable on each of the first, second, third, fourth and fifth anniversary of the date of such option.

                  (e) The Company shall reimburse the Executive in accordance with its relocation policy for costs incurred in relocating to the San Francisco area.

                  (f) After thirty days of employment, the Executive will be eligible to be included in the Company's Associate Stock Incentive Plan, as such Plan shall be in effect from time to time.

                  (g) Effective on the Executive's first day of employment, he will receive health coverage, including medical, dental and vision benefits, together with sick pay, long term and short term disability insurance, travel/accident insurance, jury/witness duty pay, bereavement leave and tuition reimbursement. In addition, the Executive will be entitled to up to $2,500 per year for reimbursement of medical expenses not covered by the Company's health plan.

                  (h) The Executive is eligible for a discount of 40% on catalog and retail merchandise purchases (except a 20% discount on electrics and sale merchandise) effective on his first day of employment.


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                  (i) The Executive is eligible to participate in the Company's deferred compensation plan, pursuant to which he may defer up to 100% of his Base Salary and bonus through the Company's deferral program.

                  (j) The Executive will receive a $500 per month car allowance and will be charged $100 per month for parking.

         4. Corporate Ethics Policy and Agreement. As a condition to his employment, the Executive has received a copy of the Company's Corporate Ethics Policy and Agreement which he has executed concurrently with his execution of this Agreement. The Executive understands that his execution of the Policy and Agreement was a material inducement to his employment by the Company and will be strictly enforced.

         5. Indemnification. The Company agrees that the Executive shall be entitled to the benefits of the indemnity provisions set forth in the By-laws from time to time in accordance with their terms both during his employment and thereafter with regard to his actions as an officer or director of the Company. In addition, the Company agrees to continue in effect for the benefit of the Executive during the Employment Period directors' and officers' liability insurance of the type and in the amount currently maintained by the Company to the extent such insurance is available at a premium cost which the Company considers reasonable and, thereafter, with regard to his prior activities as an officer or director, such insurance as is maintained for active directors and officers.

         6. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs (in the case of the Executive) and permitted assigns. This Agreement is personal to the Executive, and neither this Agreement nor any rights hereunder may be assigned by the Executive. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or pursuant to a sale of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities,


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obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

         7. Dispute Resolution. In the event that a controversy shall arise between the Company and the Executive during the Employment Period which they are unable to resolve within 21 days through good faith negotiations, either party may submit the controversy to a mutually-selected mediator and attempt in good faith to resolve the matter through mediation. Only after the parties are unable to resolve the controversy through mediation, either party may then submit the controversy to a court of competent jurisdiction for resolution.

         8. Notice. Any notice to either party hereunder shall be in writing, and shall be deemed to be sufficiently given to or served on such party, for all purposes, if the same shall be personally delivered to such party, or sent to such party by registered mail, postage prepaid, at, in the case of the Company, the address first given above and, in the case of the Executive, his principal residence address as shown in the records of the Company. Notices to the Company shall be addressed to the General Counsel. Either party hereto may change the address to which notices are to be sent to such party hereunder by written notice of such new address given to the other party hereto. Notices shall be deemed given when received if delivered personally or three days after mailing if mailed as aforesaid.

         9. Applicable Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to contracts to be performed therein.

         10. Miscellaneous.

                  (a) This Agreement represents the entire understanding of the parties hereto and supersedes any prior understandings or agreements between the parties. The terms and provisions of this Agreement may not be modified or amended except in a writing signed by both parties.

                  (b) No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be fulfilled or performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or


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subsequent time. Except to the extent otherwise specifically provided herein, any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of March 4, 2002.

                                       WILLIAMS-SONOMA, INC.



                                       By: /s/ Dale W. Hilpert
                                           ---------------------------




                                           /s/ Patrick Cowell
                                           ---------------------------
                                           Patrick Cowell


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